UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 29, 2024
Date of Report (date of earliest event reported)

Diamondback Energy, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-35700	45-4502447
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Texas Ave.
Suite 100
Midland, TX 79701
(Address of principal executive offices)
Registrant’s telephone number, including area code: (432) 221-7400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FANG	The Nasdaq Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01          Entry into a Material Definitive Agreement.

Term Loan Agreement

On February 29, 2024 (the “Term Loan Effective Date”), Diamondback Energy, Inc., as guarantor (the “Company”), entered into a Term Loan Credit Agreement with Diamondback E&P LLC, as borrower (the “Borrower”), the lenders named therein and Citibank, N.A., as administrative agent (the “Term Loan Agreement”). The Term Loan Agreement was entered into in connection with the Company’s pending acquisition (the “Acquisition”) of Endeavor Parent, LLC (“Endeavor”) pursuant to the Agreement and Plan of Merger, dated as of February 11, 2024, by and among the Company, Eclipse Merger Sub I, LLC, Eclipse Merger Sub II, LLC, Endeavor Manager, LLC and Endeavor.

The Term Loan Agreement provides the Borrower with the ability to borrow up to $1.5 billion (comprised of $1 billion of “Tranche A Loans” and $500 million of “Tranche B Loans”) on an unsecured basis to pay a portion of the cash consideration for the Acquisition, repay certain debt of Endeavor and/or pay fees, costs and expenses related thereto.

The availability of the loans under the Term Loan Agreement, which have not yet been funded, is subject to the satisfaction (or waiver) of certain limited customary acquisition-financing conditions set forth therein. The date on which such conditions are satisfied (or waived) is the “Closing Date”. The loans under the Term Loan Agreement will be made in a single borrowing on the Closing Date and will mature and be payable in full, in the case of the Tranche A Loans, on the first anniversary of the Closing Date and, in the case of the Tranche B Loans, on the second anniversary of the Closing Date.

Borrowings under the Term Loan Agreement will bear interest at a fluctuating rate per annum equal to, at the Borrower’s option, the alternate base rate or the adjusted Term SOFR rate, in each case, plus an applicable margin calculated based on the credit ratings of the Company’s senior, unsecured, long-term debt. The Borrower will also pay to the lenders under the Term Loan Agreement certain customary fees, including undrawn commitment fees accruing from and after the date that is 120 days after the Term Loan Effective Date to but excluding the earlier of the Closing Date and the termination or expiration of the commitments in respect of the Term Loan Agreement.

The loans under the Term Loan Agreement may be voluntarily prepaid, and unutilized commitments thereunder may be voluntarily reduced, without penalty, other than customary Term SOFR loan breakage.

The Term Loan Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type, as more fully described in the Term Loan Agreement.

The Term Loan Agreement also contains events of default (subject to grace periods, as applicable), including, among others: nonpayment of principal, interest or fees; breach of covenants; payment default on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; certain unsatisfied judgments; and the occurrence of a change of control.

Revolving Credit Agreement Amendment

On March 6, 2024, the Company and the Borrower entered into a fourteenth amendment (the “Revolving Amendment”) to the Second Amended and Restated Credit Agreement, dated as of November 1, 2013, with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto (as amended, supplemented or otherwise modified prior to the date of the Revolving Amendment and as further amended by the Revolving Amendment, the “Revolving Credit Agreement”).

The Revolving Amendment, among other things, (i) increased the total revolving loan commitments under the Revolving Credit Agreement from $1.6 billion to $2.5 billion (such increased amount, the “Increased Commitment”), (ii) decreased the swingline commitments available under the Revolving Credit Agreement from $100 million to $50 million and (iii) made certain amendments to the representations and warranties, affirmative and negative covenants, and events of default contained therein. The availability of the Increased Commitment is subject to the satisfaction (or waiver) of certain conditions, including the occurrence of the Funding Date (as defined the Term Loan Agreement). The interest rate applicable to borrowings under the Revolving Credit Agreement remains unchanged following the Revolving Amendment.

The foregoing descriptions of the Term Loan Agreement and the Revolving Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Term Loan Agreement and the Revolving Amendment attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Many of the lenders under the Term Loan Agreement and the Revolving Credit Agreement and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries (including in connection with the transactions described in this Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of February 29, 2024, by and among the Company, the Borrower, the lenders party thereto, and Citibank, N.A., as Administrative Agent.

10.2
Fourteenth Amendment to Second Amended and Restated Credit Agreement, dated as of March 6, 2024, by and among the Company, the Borrower, the lenders and other parties party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

104	Cover Page Interactive Data File—the cover page XBRL tags are embedded within the Inline XBRL document

No Offer or Solicitation

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Additional Information about the Merger and Where to Find It

In connection with the potential transaction between Diamondback and Endeavor, Diamondback expects to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”) including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Diamondback will mail the definitive proxy statement to each stockholder entitled to vote at the meeting relating to the proposed transaction. This Current Report on Form 8-K is not a substitute for the proxy statement or for any other document that Diamondback may file with the SEC and send to its stockholders in connection with the proposed transaction.  INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT DIAMONDBACK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by Diamondback with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Diamondback will be available free of charge on Diamondback’s website at www.diamondbackenergy.com/investors/.

Participants in the Solicitation

Diamondback and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Diamondback’s stockholders in connection with the transaction. Information about the directors and executive officers of Diamondback is set forth in (i) Diamondback’s proxy statement for its 2023 annual meeting, including under the headings “Proposal 1—Election of Directors”, “Executive Officers”, “Compensation Discussion and Analysis”, “Compensation Tables”, “Stock Ownership” and “Certain Relationships and Related Transactions”, which was filed with the SEC on April 27, 2023 and is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1539838/000130817923000793/fang-20221231.htm, (ii) Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2023, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 22, 2024 and is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1539838/000153983824000019/fang-20231231.htm and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed with the SEC when they become available.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors/.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamondback Energy, Inc.

By:	/s/ Kaes Van’t Hof
Kaes Van’t Hof
President and Chief Financial Officer

Dated: March 6, 2024